Exhibit 99.1

        Sky Petroleum Updates Testing Program on the Mubarek K2-ST4 Well

                            K2-ST4 flows at 742 BOPD

     AUSTIN, Texas--(BUSINESS WIRE)--Oct. 4, 2007--Sky Petroleum, Inc. (OTCBB:SKPI), an oil and gas exploration company, is pleased to provide an update on the testing program regarding the Mubarek K2-ST4 well located in the Mubarek Field, offshore United Arab Emirates.

     Crescent Petroleum Company International Limited ("Crescent"), the operator of the Mubarek Field, reports that the well was drilled to a total depth of 13,528 feet into the Ilam oil reservoir, and has subsequently been stimulated with acid and put on production with gas lift from the Ilam reservoir. After initial tests, the well was flowing at 742 BOPD (Barrels of Oil per Day). The well will be observed in order to optimize production conditions.

     Mubarek Field Program

     The Participation Agreement with Crescent gives Sky Petroleum the right to participate in a share of the future production revenue by contributing up to $25 million in drilling and completion costs related to two obligation wells in the Mubarek Field, offshore United Arab Emirates. The $25 million commitment for both wells was fully paid by the end of the first quarter of 2006. On completion of the two obligation wells a further well development program will be evaluated.

     About Sky Petroleum

     Sky Petroleum (OTCBB:SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

     Safe Harbor

     Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the ability to stabilize the well, the ability to carry out additional stimulation of the zones producing oil, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the timing for completing the second obligation well, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.


     CONTACT: Sky Petroleum, Inc., Austin
              Investor and Public Relations, 512-687-3427 info@skypetroleum.com